STOCK PURCHASE AGREEMENT

Stock Purchase Agreement (the "Agreement") dated September 6, 2013, by and between Ryan Faught (the "Seller"), and Darin Pastor (the "Purchaser").

WHEREAS, Seller is the owner of Three Million Five Hundred Forty-Eight Thousand Two Hundred (3,548,200) restricted shares (the "Seller Stock") of common stock CAPSTONE FINANCIAL GROUP, INC. , (the "Company"); and

WHEREAS, Purchaser wishes to buy the Seller Stock from Seller and Seller wishes to convey the Seller Stock to Purchaser, all upon the terms and subject to the conditions herein set forth.

NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual agreements contained herein, the parties hereto agree as follows:

I. Purchase and Sale of the Seller Stock.

1.1	Agreement to Purchase and Sell. Subject to the terms and on the conditions hereinafter set forth, Purchaser hereby agrees to purchase Seller's stock from Seller for the aggregate consideration of One Thousand Seven Hundred Seventy-Four Dollars and Ten Cents ($1,774.10) (the “Purchase Price"), to be paid as follows:
a)	$1,774.10 shall be paid in cash current herewith;

1.2	Closing of the Purchase. The closing of the purchase and sale of the Seller Stock (the "Closing") shall be deemed to take place at the offices of Purchaser, on September 6, 2013, or at the earliest date of the completion of the events as set forth in the following sentence. At the Closing; (i) Seller will cause Seller Stock to be delivered to Purchaser in certificate form in the name of Purchaser directly to: 401 West A Street, Suite 1150, San Diego, California, 92101, or as otherwise directed by the Purchaser; and (ii) upon receipt of the Seller Stock, Purchaser shall deliver to Seller the Purchase Price (subject to adjustment as set forth in Section 1.1 above), by certified check, official bank check or wire transfer, as reasonably directed by Seller's designee.

II. Representations and Warranties of Seller.

Seller hereby represents and warrants that:

2.1             Due Authorization. Seller has all requisite legal capacity to execute, deliver and perform this Agreement and the transactions hereby contemplated. This Agreement constitutes a valid and binding agreement on the part of Seller and is enforceable against Seller in accordance with its terms.

2.2             No Consents; No Contravention. The execution, delivery and performance by Seller of this Agreement (i) require no authorization, registration, consent,

approval or action by or in respect of, or filings with, any governmental body, agency or official or other person (including but not limited to the Securities and Exchange Commission), and (ii) do not contravene, conflict with, result in a breach of or constitute a default under any material provision of applicable law or regulation, or of any material agreement to which Seller is a party or by which he or the Seller Stock is bound, or any judgment, order, decree or other instrument binding upon Seller or the Seller Stock.

2.3             Ownership; No Encumbrance. At the Closing, Seller is the sole legal, record and beneficial owner of the Seller Stock. Seller has good and marketable title to the Seller Stock and the Seller Stock is and at Closing shall be free and clear of all liens, pledges, mortgages, charges, security interests or encumbrances of any kind or nature. The Seller Stock is fully paid, free trading and may be sold by Purchaser at any time in a market transaction The Seller Stock was not acquired pursuant to the exemption set forth in Rule 504 of the Securities Act of 1933, as amended. There are no outstanding options, warrants, or rights to purchase the Seller Stock other than through this Agreement. This representation shall survive the Closing.

2.4             Affiliate Status. Seller represents that Seller is an affiliate of Company; and that Purchaser will be an affiliate following the consummation of the transactions contemplated by this agreement.

2.5            Litigation. There are no investigations, actions, suits or proceeding, administrative or otherwise, threatened or pending that affects Seller's rights to the Seller Stock, the sale of the Seller Stock itself or the Company.

2.6            Insolvency. Seller is not insolvent, is not in receivership, nor is any application for receivership pending; no proceedings are pending by or against it in bankruptcy or reorganization in any state or federal court, nor has it committed any act of bankruptcy.

2.7            Broker Fee. Seller and Purchaser hereby represent and warrant that there has been no act or omission by Seller or the Purchaser which would give rise to any valid claim against any of the parties hereto for a brokerage commission, finder’s fee or other like payment in connection with the transaction contemplated hereby.

III. Representations and Warranties of Purchaser

Purchaser hereby represents and warrants that:

3.1           Due Authorization. Purchaser has all requisite legal capacity to execute, deliver and perform this Agreement and the transactions hereby contemplated. This Agreement constitutes a valid and binding agreement on the part of Purchaser and is enforceable against Purchaser in accordance with its terms.

3.2           No Consents; No Contravention. The execution, delivery and performance by Purchaser of this Agreement (i) require no authorization, consent, approval or action or respect of, or filing with, any governmental body, agency or official or other person and (ii) do not contravene, conflict with, result in a breach of or constitute a default under

Any material provision of applicable law or regulation, or of any material agreement to which Purchaser is a party or by which he is bound, or any judgment, order, decree or other instrument binding upon Seller.

IV. Seller's Conditions to Closing.

4.1              Accuracy of Representations. Each of the representations and warranties of Purchaser contained in Article III shall be true, complete and correct in all respects.

4.2              No Action to Restrain. No statute, rule, regulation, judgment, injunction, order or decree shall have been enacted, entered, promulgated, enforced or deemed applicable by any court of competent jurisdiction, arbitrator, government or governmental authority or agency, which statute, rule, regulation, judgment, injunction, order or decree shall be in effect and restrain, enjoin, prohibit or otherwise make illegal the consummation of the sale and purchase of the Seller Stock contemplated by this Agreement.

V. Purchaser' s Conditions to Closing.

5.1 Accuracy of Representations. Each of the representations and warranties of Seller contained in Article II shall be true, complete and correct in all respects.

5.2 No Action to Restrain. No statute, rule, regulation, judgment, injunction, order or decree shall have been enacted, promulgated, enforced or deemed applicable by any court of competent jurisdiction, arbitrator, government or governmental authority or agency, which statute, rule, regulation, judgment, injunction, order or decree shall be in effect and restrain, enjoin, prohibit or otherwise make illegal the consummation of the sale and purchase of the Seller Stock contemplated by this Agreement.

VI. Miscellaneous.

6.1                       Indemnification. Seller shall indemnify, defend and hold harmless Purchaser from and against any loss, liability, claim or damage (including incidental and consequential damages), expenses (including costs of investigation and defense and reasonable attorney’s fees), whether or not involving a third-party claim, arising out of or in connection with the purchase of the Seller Stock.

6.2                         Binding Effect; Assignment. Except as provided to the contrary hereinabove, this Agreement shall apply to and shall be binding upon the parties hereto, their respective successors and assigns and all persons claiming by, through or under any of the aforesaid persons.

6.3                         Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

6.4                         Amendment. This Agreement may not be amended or modified, except by a written instrument signed by the parties hereto.

6.5 Applicable Law. This agreement and all transactions contemplated in this Agreement shall be governed by, construed and enforced in accordance with the laws of Nevada. The parties herein waive trial by jury and agree to submit to the personal jurisdiction and venue of a court of subject matter jurisdiction located in Clark County, State of Nevada. In the event that litigation results from or arises out of this Agreement or the performance thereof, the parties agree to reimburse the prevailing party’s reasonable attorney's fees, court costs and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which the prevailing party may be entitled.

6.6             Severability. In the event that any one or more of the provisions contained in this Agreement, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained in this Agreement shall not be in any way impaired, it being intended that all rights, powers and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

6.7             Notices. All notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given when received.

6.8            Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, Seller and Purchaser have executed this Agreement as of the date set forth above.

SELLER:
By:

Name:
(print name)
Title: Affiliate

PURCHASER:
Company:

By
(print name)

Title: President
Tax Id:

Sep 11 13 09:53p Janet Faught 619-741-9091 p.10

SELLER:

By: ____________________

Name: Ryan Faught
(print name)
Title: ~~Non~~-affiliate

PURCHASER:

Company: ____________________

By: ____________________

Name: ____________________
(print name)
Title: CEO
Tax Id:

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SELLER:

By: ________________________

Name: ________________________
(print name)
Title: ~~Non~~-affiliate

PURCHASER:

Company: ________________________

By: [signature]

Name: Darin R. Pastor
(print name)
Title: CEO
~~Tax Id:~~
SSN#

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